Exhibit 3.1

COMPOSITE

ARTICLES OF INCORPORATION

OF

NORTHERN OIL AND GAS, INC.

                      We, the persons hereinafter named as incorporators, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

                      FIRST: The name of the corporation (hereinafter called the corporation) is

NORTHERN OIL AND GAS, INC.

                      SECOND: The principal office of the corporation within the State of Nevada is to be located at The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511.

                      THIRD: The nature of the business of the corporation and the objects or the purposes to be transacted, promoted or carried on are to engage in any lawful activity.

                      FOURTH: The amount of the total authorized capital stock of the corporation is One Hundred Thousand dollars ($100,000), consisting of 100,000,000 shares of common voting stock at the par value of $.001 per share. Said shares shall be fully-paid and nonassessable, shall not be subject to pre-emptive rights or cumulative voting.

                      FIFTH: The governing board of the corporation shall be styled as a “Board of Directors”, and any member of said Board shall be styled as a “Director.”

                      The number of members constituting the first Board of Directors of the corporation is Three; and the name and the post office address of each of said members are as follows:

NAME	ADDRESS

A. H. Wetzel, Jr.	1442 Irvine Boulevard, Ste. 120 Tustin, CA

Ray C. Wetzel	32811 Shipside Drive Dana Point, CA

Norma Etchie	1442 Irvine Boulevard, Ste. 120 Tustin, CA

                      The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that no decrease shall be to a number less than that permitted by law. In the interim between annual and special meetings of stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

                      SIXTH: No shares of capital stock of the corporation and no shares of stock without par value of the corporation, as the case may be, shall, after the amount of the subscription price has been paid or after the par value of any shares of stock with par value which the corporation may be authorized to issue has been paid and/or after the consideration fixed by the Board of Directors for any shares of stock without par value which the corporation may be authorized to issue has been paid, be subject to assessment to pay the debts of the corporation. Any paid-up shares of stock of the corporation and any shares of stock of the corporation issued as fully paid-up, whether with par value and/or without par value shall not be assessable to assessed in any manner and for any cause.

                      SEVENTH: The name and the post office address of the incorporator signing these Articles of Incorporation are as follows:

NAME	ADDRESS

Marion R. Diamond	5225 Wilshire Boulevard, Ste. 1000 Los Angeles, CA

                      EIGHTH: The corporation shall have perpetual existence.

                      NINTH: The holders of a majority of the outstanding shares of stock of the voting power shall constitute a quorum at a meeting of stockholders for the transaction of any business unless the action to be taken at the meeting shall require a greater proportion.

                      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to fix the amount to be reserved as working capital over and above its paid-in capital stock, to authorize and cause to be executed, mortgages and liens upon the real and personal property of the corporation.

                      TENTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of Nevada, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses liabilities or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure the benefit of the heirs, executors and administrators of such a person. The corporation may purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

                      ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                      TWELVE: Meetings of stockholders may be held outside the State of Nevada if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.